EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release - October 3, 2007

Contact:	Douglas L. Kapnick, Chairman of the Board Mark Wolfe, Chief Financial Officer Tel: (517) 265-5144 mwolfe@bankoflenawee.com

Pavilion Bancorp Announces Third Quarter Cash Dividend

ADRIAN, MI: The Board of Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, has announced a cash dividend of $0.26 per share on the common stock payable October 31, 2007 to shareholders of record on October 17, 2007.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Investor relations information is available at pavilionbancorp.com.